Exhibit 99.1

®

Investor and Media Contact:
Stacie D. Byars
Director, Communications
Targeted Genetics Corporation
(206) 521-7392

TARGETED GENETICS AND BIOGEN IDEC RESTRUCTURE DEBT

Seattle, WA — November 7, 2006 — Targeted Genetics Corporation (Nasdaq: TGEN) announced that it has entered into a newly amended agreement with Biogen Idec, Inc. (Nasdaq: BIIB) to restructure repayment of $8.15 million of debt. Under the terms of this amendment, Biogen Idec has agreed to convert $5.65 million of debt into 1 million shares of Targeted Genetics common stock. Targeted Genetics will pay $500,000 of the remaining debt immediately and the remaining $2 million in debt will be paid according to a new repayment schedule.

As a result of the restructured relationship, Biogen Idec’s equity holdings in Targeted Genetics will increase to 19.9% of the total outstanding common stock.

“We are extremely pleased to have successfully modified the debt arrangement with Biogen Idec. The successful renegotiation of this debt with Biogen Idec reduces our long-term cash needs and strengthens the company financially,” said H. Stewart Parker, President and Chief Executive Officer. “As a result, we are able to work toward accomplishing additional measures to leverage value from our capabilities to build additional financial resources.”

Under this amended agreement, Targeted Genetics has agreed to make payments of $1 million in August 2007 and $1 million in August 2008. Such payments are subject to acceleration in the event of receipt of certain milestone payments from third parties or certain key events. The Funding Agreement between Targeted Genetics and Biogen Idec originated in August 2000 and was first restructured in September 2005.

About Targeted Genetics
Targeted Genetics Corporation is a biotechnology company committed to the development and commercialization of innovative, targeted molecular therapies for the prevention and treatment of inflammatory arthritis, HIV/AIDS and other acquired and inherited diseases with significant unmet medical need. Targeted Genetics uses its considerable knowledge and capabilities in the development and manufacturing of gene delivery technologies to advance a diverse product development pipeline. Its product development efforts target inflammatory arthritis, HIV/AIDS, congestive heart failure, Huntington’s disease, and hyperlipidemia. To learn more about Targeted Genetics, visit its website at www.targetedgenetics.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:
This release contains forward-looking statements regarding our debt restructuring with Biogen Idec, our cash horizon and financial needs, our ability to raise capital and other statements about our plans, objectives, intentions and expectations. These statements, involve current expectations, forecasts of future events and other statements that are not historical facts. Inaccurate assumptions and known and unknown risks and uncertainties can affect the accuracy of forward-looking statements. Factors that could affect our actual results include, but are not limited to, our ability to raise capital when needed, our ability remain compliant with the Nasdaq Capital Market continued listing requirements, our ability to obtain, maintain and protect our intellectual property, the timing, nature and results of research and clinical trials, potential development of alternative technologies or more effective processes by competitors, and, our ability to obtain and maintain regulatory or institutional approvals, as well as other risk factors described in Item 1A. Risk Factors in our report on Form 10-K for the year ended December 31, 2005 and updated in Item 1A. Risk Factors in our Form 10-Q for the quarter ended June 30, 2006. You should not rely unduly on these forward-looking statements, which apply only as of the date of this release. We undertake no duty to publicly announce or report revisions to these statements as new information becomes available that may change our expectations.

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